Exhibit 99.1
Bovie Medical Reports Fourth Quarter and Full Year 2013 Results

Names Jack McCarthy Chief Commercialization Officer

Fourth Quarter 2013 Highlights
☐	Appointed Robert L. Gershon Chief Executive Officer
☐	Completed $7.0 Million Funding by Great Point Partners to Accelerate Growth of J-Plasma®
☐	Sales Increased 6% Sequentially to $6.1 Million; Gross Profit Was $2.6 Million; Gross Margin was 41.9%
☐	New OEM contracts to Benefit 2014 Revenues

Full Year 2013 Highlights
☐	Sales Were $23.7 Million
☐	Gross Profit Was $9.2 Million; Gross Margin was 38.9%

CLEARWATER, Fl. -- March 31, 2014- Bovie Medical (NYSE:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, announced results for the fourth quarter and full year ended December 31, 2013.

“2013 was a year of transition for Bovie.  We ended the year, however, with positive momentum in our core business, important early strides in the commercialization of J-Plasma® and a substantially stronger balance sheet, which have positioned us to achieve further progress in 2014,” said Robert L. Gershon, Chief Executive Officer.

Fourth Quarter 2013 Results

Fourth quarter sales were $6.1 million compared to $6.8 million in the 2012 fourth quarter. Sales of distributed branded and private label products were $5.9 million compared to $5.6 million in 2012. Gross profit was $2.6 million compared to $2.8 million and gross profit margin was 41.9% compared to 40.8%. Operating income, exclusive of legal settlement and award costs and related fees, was $32,000 compared to $127,000 in last year’s fourth quarter. The Company incurred a net loss for the period of $2.5 million, or $0.14 per diluted share, inclusive of warrant issuance costs relating to the December 2013 equity investment by Great Point Partners and debt refinancing charges, which together amounted to $1.2 million. In the 2012 fourth quarter, the Company reported net income of $285,000, or $0.02 per share.

“In the fourth quarter, we were awarded two new multi-year OEM contracts, which should enable us to at least replace about one-third of the sales lost in 2013 due to the expiration of two OEM contracts.  By the end of the fourth quarter, our J-Plasma® device was in use by 18 surgeons at 12 sites domestically, and today we are in over two dozen sites and have a strong pipeline of surgeon interest in the product,” Mr. Gershon noted.

Full Year 2013 Results

“For full year 2013, sales of distributed branded and private label products were $22.1 million compared to $21.8 million in 2012 and $20.4 million in 2011, which demonstrates the stability and visibility associated with this major part of our core business. From an operating standpoint, the highlight of 2013 was the successful production and testing of the Company’s J-Plasma® product,” Mr. Gershon said.

For full year 2013, total sales were $23.7 million compared to $27.7 million in 2012.  Sales increases in electrodes and medical lighting products and the stable performance of the Company’s cautery products were offset by the previously-noted expiration of two OEM contracts totaling $4.3 million.  Gross profit was $9.2 million, and gross margin was 38.9% compared to 2012’s gross profit of $11.3 million and gross margin of 40.9%.  The operating loss, exclusive of legal settlements/awards and related fees, was $740,000.  The Company’s full year 2013 operating costs included $1.2 million related to the production and pre-marketing of J-Plasma®, up from $0.8 million in 2012.  The Company reported a net loss of $4.3 million, or $0.25 per diluted share, inclusive of warrant issuance costs relating to the December 2013 equity investment by Great Point Partners and debt refinancing charges, which together amounted to $1.2 million. For 2012, the Company reported net income of $617,000, or $0.03 per diluted share.  Full year 2013 results included a tax benefit of $1.6 million.

Recent Developments

Executive Management Appointments
●
On December 13, 2013, the Company’s Board of Directors appointed Robert L. Gershon as the Company’s new Chief Executive Officer and member of the Board.  Mr. Gershon has over 25 years of healthcare industry experience, most recently as a senior sales and marketing executive at Covidien (NYSE:COV) and Henry Schein (NASDAQ:HSIC).

●
Effective March 31, 2014, the Company named Jack McCarthy to the new position of Chief Commercialization Officer, reporting to the CEO.  Mr. McCarthy’s most recent position was at Z-Medica as Vice President of Sales and Marketing for US Healthcare.  Prior to that, Mr. McCarthy spent 15 years with Covidien (NYSE:COV), primarily in sales, marketing and new business development.  His last position at Covidien was as Area Sales Vice President for the Endo Mechanical Intelligent Device franchise, where he managed a team of 50.

Mr. Gershon stated, “We are very pleased to have been able to attract Jack McCarthy, an executive with over 23 years of sales and marketing experience of which the last 16 years has been spent in the healthcare industry.  I have worked closely with Jack for nearly 10 years and his appointment as Chief Commercialization Officer is emblematic of our plans to assemble a group of executives with successful track records in launching innovative medical devices.  Together with our existing managers, we believe the team will be able to effectively leverage the Bovie brand to accelerate the growth of J-Plasma® and other innovative products in our pipeline.”  Mr. Gershon added, “We believe that J-Plasma® has the potential to be a transformational technology across a broad range of surgical specialties, enabling an improved intra-operative experience and thereby driving superior outcomes for surgeons and patients.”

Additional  Developments
●
On December 13, 2013, the Company announced the completion of a $7.0 million funding by Great Point Partners, a leading health care investment firm with approximately $700 million of equity capital under management.  The funding is earmarked to accelerate the growth of J-Plasma®.

●
On March 20, 2014 the Company refinanced its short term debt, extending its maturity and reducing interest expense.  The new mortgage loan agreement in the principal amount of $3.6 million with Bank of Tampa has an initial maturity of March 2017 with the option to extend the maturity to 2021.  The new interest rate is LIBOR plus 3.5%, which at current rates is equivalent to 3.7%. The bonds that the Company redeemed at loan closing carried an interest rate of 5.7%.

●
In the 2013 fourth quarter, the Company entered into two multi-year OEM contracts valued at approximately $1.3 million to provide electrosurgical generators to two customers.  Shipments are scheduled to take place throughout 2014.

Summary and Outlook

“2014 promises to be a year of progress for Bovie Medical. Our main driver of long-term growth is J-Plasma®, and we are moving ahead with the key elements needed for a comprehensive go-to-market strategy for the product. This is a process that includes:
●
Generating strong clinical data and publications:  J-Plasma has substantial clinical benefits and it is critical that we bring dimension to these benefits through clinical trials and publications.  To that end, we expect to publish a minimum of five white papers in 2014, which will greatly aid our sell-in efforts with Value Analysis Committees at our hospital customers.

●
Building a world-class direct sales team: While independent distributor representatives have allowed the Company to obtain rapid trial of the J-Plasma device, we believe that a dedicated, highly trained, direct sales organization will provide the necessary focus to drive sustained adoption of the J-Plasma device.  The Company plans to exit 2014, with a small direct sales force complemented by a distributor network that is focused on J-Plasma®.

●
Investing in surgeon training and procedure development:  A well-informed and well-trained surgeon base is critical to the sustained adoption of J-Plasma.  To accomplish this objective, we will conduct several dedicated physician training courses throughout 2014.

●
Driving awareness of J-Plasma:  While J-Plasma holds great promise, its existence and key attributes are not yet widely known.  It is our intention to execute a targeted marketing and branding campaign to create better awareness of the technology.

“We expect to see some early sales benefit to J-Plasma® from these activities in 2014, but our main objective for the current year is to build the appropriate foundation for substantial and sustainable long-term growth and to report on milestones as they occur over the coming quarters of 2014.  Additionally, although J-Plasma® will serve as the primary driver of growth, we are confident in our ability to improve the performance of our core business.  We plan to employ a disciplined strategy of fully leveraging our existing product suite in electrosurgical generators, electrodes, and medical lighting, introducing several new products, and rebuilding our pipeline of OEM projects,” Mr. Gershon concluded.

Investor Relations Contact:
MBS Value Partners
Lynn Morgen
212.750.5800
Investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product. J-Plasma® utilizes a gas ionization process that produces a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2013.  For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie’s website www.boviemed.com.

BOVIE MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(in thousands except per share data)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2013	2012	2013	2012

Sales	$6,128	$6,827	$23,660	$27,671
Cost of sales	3,560	4,041	14,462	16,338

Gross profit	2,568	2,786	9,198	11,333

Other costs and expenses	2,844	2,659	11,224	10,287
Legal awards and settlement	599	--	1,640	--

Income (loss) from operations	(875)	127	(3,666)	1,046

Change in fair value of liabilities, net	(859)	129	(842)	20
Interest expense, net	(67)	(58)	(237)	(232)
Issuance Cost	(664)	--	(664)	--
Fees associated with refinance	(543)	--	(543)	--

Income (loss) before income taxes	(3,008)	198	(5,952)	834

Benefit (provision) for income taxes, net	539	87	1,613	(217)

Net income (loss)	$(2,469)	$285	$(4,339)	$617

Earnings (loss) per share
Basic	$(0.14)	$0.02	$(0.25)	$0.04
Diluted	$(0.14)	$0.02	$(0.25)	$0.03

Weighted average number of shares outstanding- basic	17,683	17,638	17,670	17,631

Weighted average number of shares outstanding - dilutive	17,683	17,830	17,670	17,787

BOVIE MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND 2012
(in thousands)

ASSETS	2013	2012
Current assets:

Cash and cash equivalents	$7,924	$4,162
Trade accounts receivable, net	1,990	2,874
Inventories, net	8,415	7,543
Current portion of deposits	948	714
Prepaid expenses and other current assets	545	951
Total current assets	19,822	16,244

Property and equipment, net	7,063	7,229
Brand name and trademark	1,510	1,510
Purchased technology, net	575	664
Deferred income tax assets, net	3,412	1,799
Deposits, net of current portion	120	133
Other assets	674	604
Total assets	$33,176	$28,183

The accompanying notes are an integral part of the consolidated financial statements.

BOVIE MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND 2012
(Continued) (in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES	2013	2012
Current liabilities:

Accounts payable	$1,060	$803
Accrued payroll	172	118
Accrued vacation	200	186
Current portion of bonds payable to bank	72	138
Accrued-litigation settlement	541	232
Accrued and other liabilities	867	445

Total current liabilities	2,912	1,922

Bonds payable to bank, net of current portion	3,185	3,281
Derivative liabilities - warrants	5,749	85

Total liabilities	11,846	5,288

Commitments and Contingencies (see Note 13)

Series A 6% convertible preferred stock, par value $0.001; 3,500,000 shares
authorized and issued; preference in liquidation - $7,000,000	2,259	--

STOCKHOLDER’S EQUITY:

Preferred stock, par value $.001; 10,000,000 shares authorized;	--	--
Common stock, par value $.001 par value; 40,000,000 shares authorized; 17,826,336 and 17,781,538 issued and 17,683,257 and 17,638,459 outstanding on December 31, 2013 and 2012, respectively	18	18
Additional paid-in capital	28,687	25,517
Deficit	(9,634)	(2,640)

Total stockholders' equity	19,071	22,895

Total Liabilities and Stockholders' Equity	$33,176	$28,183

 The accompanying notes are an integral part of the consolidated financial statements.